Exhibit 10.20


                           DISTRIBUTOR AGREEMENT

This Agreement (the "Agreement") is dated as of the 23rd day of October, 2002, (the "Effective Date") is by and between ZiLOG, INC., a Delaware corporation and its wholly owned subsidiaries (hereinafter collectively referred to as " ZiLOG ") and FUTURE ELECTRONICS, INC., a corporation organized under the laws of New Brunswick, Canada (hereinafter referred to as "Distributor"). ZiLOG and Distributor are sometimes hereby referred to an a "Party" and collectively as the "Parties."

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE ADEQUACY AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

          (a) "Code X Products" means those Products that are not recommended for distributor stock. These Products are listed under the Code X category in the ZiLOG Price List as it may be revised from time to time.

         (b) "Customer Product Specifications," "CPS," or "Product Specifications" means those ZiLOG documents that specify the performance characteristics of particular ZiLOG Products.

         (c) "Discontinued Products" means Products that ZiLOG no longer intends to produce or which ZiLOG no longer produces.

         (d) "Distributor Confidential Information" means all trade secrets related to Distributor that is communicated by Distributor to ZiLOG and marked or identified as confidential, including, without limitation, Distributor's business plans, marketing plans, customer lists, information contained in point-of-sale reports supplied by Distributor to ZiLOG pursuant to the terms hereof, pricing, contractual terms, sales plans, and inventory and inventory strategies and programs; provided, however, that Distributor Confidential Information does not include:

                   (i) any information that ZiLOG had in its possession through lawful means prior to disclosure by Distributor,

                   (ii) any information that is or becomes publicly known through no action or inaction of ZiLOG,

                   (iii) any information that is hereafter furnished to ZiLOG by a third party, as a matter of right and without restriction on disclosure, or

                   (iv) information that is independently developed by ZiLOG without use of or reference to the Distributor Confidential Information.

         (e) "DSR" means a Distributor Stock Rotation authorization issued by ZiLOG to Distributor.

         (f) "Industrial Property Rights" means all patents, trademarks, mask work rights, trade names, inventions, copyrights, know-how, or trade secrets relating to the origin, design, manufacture, programming, operation, or service of the Products, owned by ZiLOG or to which ZiLOG has a legitimate right of use, as the same exists as of the date of this Agreement or is developed or acquired by ZiLOG during the term hereof.

         (g) "Non-Standard Products" means a Product manufactured to either a specific requirement of one or a limited number of customers, a Product or a Product containing packaging or labeling which is customized in any manner to meet the specific needs of one or a limited number of customers, or a Product not included in the Price List or identified by ZiLOG as not being approved for stock rotation, return or price protection privileges. Non-Standard Products include, but are not limited, to ROM coded Products, OTP Products programmed by ZiLOG, Products with unusual or non-standard packaging or markings, and Products with certain SL XX numbers assigned.

         (h) "Price" means those prices set forth from time to time in the ZiLOG Price Book as Distributor cost.

         (i) "Price Book" means the standard Price List maintained and updated from time to time by ZiLOG.

         (j) "Products" means the Standard Products, the Non-Standard Products and Code X Products.

         (k) "RMA" means a return material authorization issued by ZiLOG to Distributor.

         (l) "Standard Products" means those ZiLOG Products that are not Non-Standard Products or Code X Products, and are purchased by Distributor from ZiLOG at the distributor cost as shown in the ZiLOG Distributor Price List.

         (m) "Technical Data" means all information in written, graphic or tangible form, or in any magnetic, electronic or machine-readable form, relating to the design, manufacture, programming, operation, fit, function or service of the Products including, without limitation, Industrial Property Rights.

         (n) "Territory" means the geographic area or areas described in Exhibit A, attached to this Agreement and incorporated herein by reference, as such Exhibit may hereafter be amended from time to time by ZiLOG.

         (o) "Trademarks" means those trademarks, service marks, trade names, slogans, labels, logos and other trade-identifying symbols as are or have been developed, used and owned by ZiLOG.


2.  APPOINTMENT AND RELATIONSHIP

         (a) Subject to the terms stated herein, ZiLOG appoints Distributor, and Distributor hereby accepts such appointment, as ZiLOG's authorized full-service distributor for the Products in the Territory. To the extent the products contain any software which is being licensed under the terms contained in the document accompanying such software, ZiLOG hereby grants to Distributor a license to sublicense such software, upon the terms and conditions set forth in the documentation accompanying such software, to it customers.

         (b) During the initial eighteen (18) month period following the Effective Date, Distributor shall be the exclusive full-service distributor of Products within North America. Following the completion of the initial eighteen (18) month period, Distributor shall continue to be the exclusive distributor of Products within North America unless such exclusivity is terminated by ZiLOG at any time thereafter by giving Distributor at least thirty (30) days notice of the termination of the exclusivity prior to the effective date of such termination. Any such termination of exclusivity shall be in ZiLOG's sole and absolute discretion, with or without cause, and ZiLOG shall have no liability whatsoever on account of ZiLOG's termination of the exclusivity pursuant hereto.

         (c) Notwithstanding the provisions of subparagraph (b), above, ZiLOG shall have the right to terminate Distributor's exclusivity if Distributor defaults under any provision of this Agreement and such default is not cured within any applicable cure periods specified herein. Termination of Distributor's exclusivity following a default is in addition to any other rights and remedies ZiLOG may have either hereunder (including, without limitation, termination of this Agreement) or at law or in equity. Upon termination of Distributor's exclusivity without termination of this Agreement, all rights and obligations of Distributor and of ZiLOG hereunder shall continue with the exception that Distributor will, from that point forward, be a non-exclusive distributor of the Products in the Territory.

         (d) Notwithstanding the provisions of paragraph (b), above, the following shall constitute exceptions to the exclusivity granted to Distributor pursuant to subparagraph (b), above:

                  (i) ZiLOG reserves the right, on behalf of itself and any of its subsidiaries and affiliates, to sell Products directly to customers within the Territory. In addition, ZiLOG and its subsidiaries and affiliates may establish house accounts within the Territory, which may be exclusively serviced by ZiLOG.

                  (ii) ZiLOG may authorize so-called "catalog houses" who are not full-service distributors to sell Products within the Territory.

                  (iii) Distributor acknowledges that, as of October 23, 2002 (the "Distributor Termination Date"), ZiLOG will have terminated its current exclusive relationships within North America with other third party full service distributors (other than catalogue distributors, including Digi-Key, collectively, the "Distributor Exceptions"). ZiLOG shall terminate these relationships with other third party full service distributors in North America on or before the Distributor Termination Date. Should the period for ZiLOG to extricate itself from relationships with other third party full service distributors in North America go beyond the Distributor Termination Date, the Parties will meet to make mutually acceptable business arrangements under the circumstances that exist at that time.

                  (iv) In the event ZiLOG is able to terminate one or more of the agreements referenced in subparagraph (iii) above, on commercially reasonable terms, then Distributor's exclusivity shall not be applicable to any sales by any such distributors made in the Territory in accordance with the terms and conditions of the termination agreement negotiated between ZiLOG and such distributors.

                  (v) The exclusivity granted to Distributor pursuant to subparagraph (b), above, shall not be applicable to any sales which are the subject of any of the exceptions set forth in this subparagraph (d).

         (e) The relationship of ZiLOG and Distributor, established by this Agreement, is that of independent contractors, and nothing contained in this Agreement shall be construed to: (1) give either Party the power to direct and control the day-to-day activities of the other, or (2) constitute the Parties as partners, joint ventures, co-owners or as participants in a joint or common undertaking. Distributor, its agents and employees, are not the representatives of ZiLOG for any purpose except as expressly set forth in this Agreement, and they do not have any power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of ZiLOG for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and will have no effect on Distributor's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold ZiLOG free and harmless from, any and all claims, liabilities, causes of action, damages, lawsuits, costs or expenses (including, without limitation, attorneys' fees, collectively, the "Indemnification Events") arising out of or related to the acts of Distributor, its employees, servants, agents, contractors, independent sales personnel or representatives, or any of them except to the extent that any such Indemnification Event arises from Distributor's compliance with the terms and conditions of this Agreement.

         (f) ZiLOG agrees that, subject to the exceptions granted pursuant to subparagraph (d), above, ZiLOG shall not authorize any other full service distributors, other than any Distributor Exceptions, to sell Products within North America. In the event a distributor other than Distributor does sell within North America without ZiLOG's authorization, ZiLOG shall be required to initiate such action as ZiLOG may determine is appropriate under the circumstances. ZiLOG shall have no liability whatsoever to Distributor as a result of any action or failure to act by ZiLOG against any unauthorized distributor selling Products within North America. In the event any such unauthorized distributor sells a substantial quantity of the Products within North America which substantially undermines the exclusive nature of Distributor's relationship hereunder, and ZiLOG has not initiated some action against such unauthorized distributor within forty-five (45) days of receiving written notice from Distributor that Distributor considers the unauthorized distributor as substantially undermining its exclusivity hereunder, then Distributor shall have the right to terminate this Agreement by written notice thereof to ZiLOG. From and after the effective date of such notice, Distributor, may, in its sole discretion, become a non-exclusive distributor of ZiLOG hereunder, and ZiLOG shall have the right to authorize other full-service distributors within North America.

         (g) Notwithstanding any other provision of this Agreement, Distributor acknowledges that the Products are not designed, made, or intended for use in any application where failure or inaccuracy might cause death or personal injury including, without limitation, life support applications and products (collectively, the "Prohibited Applications"), and notwithstanding any other provision of this Agreement to the contrary, Distributor is hereby prohibited from using the Products, or selling the Products to customers where Distributor has actual prior knowledge that a Product, or any part thereof, is to be used in any such application; provided, that Distributor shall be required to include in its standard terms and conditions a specific prohibition by its customers of any use of a Product in a Prohibited Application. If Distributor violates the terms of this subparagraph (g), then (a) Distributor agrees that ZiLOG shall not be liable in whole or in part, for any claims or damages arising out of or in connection with the use or performance of any Product in such applications and (b) Distributor shall indemnify and hold ZiLOG harmless from any claims, loss, cost, damage, expense, or liability, including attorneys' fees, arising out of or in connection with such use or performance.

3.  OBLIGATIONS OF DISTRIBUTOR

In addition to the other obligations of Distributor set forth elsewhere in this Agreement, Distributor shall at its own expense:

         (a) Exert its commercially reasonable efforts to introduce, diligently promote and solicit the sale of the Products through advertising, personal customer contact, distribution of information literature, catalogs, data sheets and other sales and marketing materials furnished by ZiLOG for such purpose, and other appropriate sales and marketing techniques;

         (b) Exert its commercially reasonable efforts to meet or exceed the sales objectives for the Products which have previously been mutually agreed to by the Parties;

         (c) Participate, upon reasonable notice, in training activities, business reviews and programs sponsored by ZiLOG.;

         (d) Inform ZiLOG of all stocking locations;

         (e) Assist ZiLOG in assessing customer requirements for the Products and modifications and improvements thereto, in terms of quantity, quality, design, functional capability and other features, with a view toward maximizing the potential market for the Products within the Territory;

         (f) Devote sufficient financial resources and qualified personnel, including appropriate numbers of application engineers, to effectively interact with customers in the Distributor's Territory as may be required to fulfill Distributor's responsibilities under this Agreement;

         (g) Arrange for specialty application engineering assistance from ZiLOG when such technical assistance is required or requested by a customer;

         (h) Establish and maintain an electronic data interface reasonable satisfactory to ZiLOG in order to facilitate in-time communications between the Parties;

         (i) Distributor shall send to ZiLOG within one (1) working day after the end of each calendar week, a resale report listing all sales transactions and current inventory relating to ZiLOG Products. Such resale report will be submitted to ZiLOG, covering the previous week, in a format, and containing the information, as may be requested from time to time by ZiLOG. ZiLOG shall have the right, upon no less than five (5) business days prior written notice, to audit or have audited all such information from time to time, and shall be given access to the relevant books, records and place or places of business of Distributor for this purpose. The right to audit shall be exercisable not more than once in any twelve (12) month period unless the audit reveals a material discrepancy in the reports submitted by Distributor, in which case ZiLOG shall have the right to audit any time after three (3) months following the adverse audit report. The obligation to send weekly reports, together with the right to audit, shall continue for twelve (12) months after termination of this Agreement, or until Distributor no longer holds any Products in inventory, whichever is shorter. All costs associated with any such audit shall be borne by ZiLOG unless the audit reveals a material discrepancy in such information, in which case Distributor shall reimburse ZiLOG for all costs incurred by ZiLOG in conducting such audit. For purposes of this subparagraph (h), a "material discrepancy" exists if dollar or unit volumes for any customer or in the aggregate are misstated by more than ten percent (10%), or if there is a failure to report sales of Products to any specific customer. All such weekly resale and inventory reports shall be subject to the confidentiality provisions set forth in Section 14, below.

         (j) Obtain tax exemption certificates or pay all sales and use taxes applicable to the sale or purchase of Products hereunder. Distributor is solely liable and agrees to indemnify and hold ZiLOG harmless with respect to all tariffs, duties, excise, value added, sales, use or other taxes or charges levied on the purchase, sale, export or re-export of the Products by Distributor.

         (k) Distributor shall exercise reasonable efforts to maintain a sufficient inventory of the Products so that customer demands will be satisfied without undue delay. As the inventory of the Products is reduced through resales, Distributor will reorder in an orderly process sufficient quantities to replenish stock to levels which ensure that customer demands will be satisfied without undue delay.

4.  OBLIGATIONS OF ZiLOG

         ZiLOG shall:

         (a) Exert its commercially reasonable efforts to supply
         Distributor's requirements for the Products on the terms and conditions of this Agreement; provided, however, that ZiLOG shall be under no obligation to Distributor to develop, continue, discontinue, change or retain any of the Products.

         (b) Keep Distributor informed of all new Products offered for sale in the Territory.

         (c) Furnish engineering and sales assistance, training and consultation at ZiLOG's manufacturing plant or elsewhere, as determined by ZiLOG and as required or desirable, in ZiLOG's judgment, to Distributor's personnel.

         (d) Provide Distributor with reasonable quantities of Product literature.

         (e) Allow Distributor to have reasonable access to ZiLOG's design centers situated within the Territory for purposes which are necessary or appropriate to fulfill Distributor's distribution function hereunder.

         (f) Provide assistance to Distributor in affecting the orderly transition of accounts from the current distributors of ZiLOG to Distributor.

5.       PRODUCT RETURN RIGHTS

         (a) Standard Products are returnable for warranty claims under the terms and conditions of Section 8, below. Standard Products are price protected under the terms of Section 9, below, and are subject to stock rotation privileges under Section 11, below. Standard Products may be returned in accordance with the provisions of Section 11, below, if ZiLOG discontinues that Product.

         (b) Code X Products and Non-Standard Products may not be returned by Distributor to ZiLOG at any time, except for warranty claims under Section 8, below. In addition, Code X Products and Non-Standard Products are not price protected, and are not subject to being stock rotated. Code X Products and Non-Standard Products are not subject to return for any reason, whether on termination of this Agreement, if ZiLOG discontinues this type of Product, or otherwise.

6.  PURCHASE TERMS

         (a) All Products purchased by Distributor from ZiLOG during the term of this Agreement shall be pursuant to purchase orders issued by Distributor as confirmed by ZiLOG's sales order acknowledgement and subject to the terms and conditions of this Agreement. Nothing contained in any such request for quotation, purchase order or sales order acknowledgement shall in any way affect the standard terms and conditions of purchase and sale. Any preprinted terms and conditions contained on any credit applications, purchase orders, order acknowledgements, request for quotations, quotations, packing slips, invoices, payment instruments or other documents submitted by either Party which are different than, in addition to or inconsistent with any term or condition specified in this Agreement shall be null, void and of no force or effect unless such term or terms are specifically agreed to by both Parties in a separate written document executed by both Parties specifically referencing such terms and specifically indicating each Party's acceptance thereof.

         (b) All purchase orders submitted by Distributor to ZiLOG are subject to acceptance by ZiLOG at its corporate office in San Jose, California, or such other place as ZiLOG may designate in writing to Distributor. ZiLOG reserves the right in its sole discretion to refuse to accept new purchase orders, or to place existing purchase orders on hold. All orders accepted by ZiLOG shall be subject to, and ZiLOG will have no liability for, cancellation by ZiLOG due to force majeure, Product allocations, Product shortages, delays or failures in production or delivery, manufacturing or production capacity shortages, or for any other reason, as determined by ZiLOG. ZiLOG shall notify Distributor of any purchase orders or any portion of any purchase order which cannot be filled as soon as reasonably possible after ZiLOG determines that such purchase order or portion thereof cannot be filled. ZiLOG reserves the right to reject any order without prejudicing the relationship between ZiLOG and Distributor or violating any of the terms and conditions of this Agreement.

         (c) The purchase price for each Product listed in the Price Book shall be as specified in the Distributor Cost column in ZiLOG's then current Price Book. For any Products not listed in the Price Book, Distributor shall request a quote from ZiLOG. Prices quoted by ZiLOG on Products not in the Price Book shall be valid for thirty (30) days following the date of the quote from ZiLOG unless otherwise specified; provided, however, that the quoted price shall be valid only for Products booked during such thirty (30) day period for which shipment shall occur within twelve (12) months from the date of booking. ZiLOG may, from time to time, in its sole discretion, amend the Price List and/or its specific Product quotations as it applies to some or all of the Products. The amended prices shall be applied as specified in Section 9, below.

         (d) Minimum order and line item quantities for purchase orders from Distributor for other than Standard Products shall be those specified in the Price List or by separate agreement if not specified in the Price List. All Products must be entered in conformance with ZiLOG's order entry procedures.

         (e) Distributor may cancel or reschedule the delivery of any purchase order or portion thereof, without charge, in accordance with the following:



         ------------------------------- ----------------------------- ----------------------------------
                                           Days prior to scheduled        Cancellation or reschedule
         Product Category                          delivery                        privilege
         ------------------------------- ----------------------------- ----------------------------------
         Standard                                0 - 30 days                     Not permitted
                                                 Over 30 days                      Permitted
         ------------------------------- ----------------------------- ----------------------------------
         Non-Standard Products, and              0 - 60 days                     Not permitted
         Code X Products                         Over 60 days                      Permitted

         ------------------------------- ----------------------------- ----------------------------------


         (f) ZiLOG will invoice Distributor upon or following shipment of each order. Such invoices shall be payable by Distributor monthly following date of invoice. Distributor shall be entitled to a two percent (2%) deduction on the net amount of payment when invoices dated the first (1st) through the fifteenth (15th) are paid within two (2) business days of the twenty-fifth (25th) day of the same month, and invoices dated the sixteenth (16th) through the end of the month are paid within two (2) business days of the tenth
         (10th) day of the following month. An invoice shall be deemed paid when the check has actually been sent by an agreed upon overnight courier. ZiLOG reserves the right to modify any credit terms provided to Distributor from time to time, as determined by ZiLOG in its sole discretion; provided, however, that if such modification does not result from late payments or lack of payments from Distributor, ZiLOG shall give at least thirty (30) days notice of the change in credit terms to Distributor prior to the effective date of such change. Such right shall include, but not be limited to, withholding shipment or ceasing production on any of Distributor's orders until ZiLOG receives valid payment on all outstanding sums owed to ZiLOG by Distributor, or until ZiLOG receives full payment in advance, at ZiLOG's option. Any such action shall not affect the liability of Distributor for payment for any Products on purchase orders, or portions thereof, which are outstanding and which are not subject to cancellation by Distributor hereunder.

7.  DELIVERY, TITLE AND RISKS

         (a) Delivery schedules are estimates based on anticipated production, yields, and the like. ZiLOG will not be liable to Distributor or its customer for delays or non-delivery of Products. If circumstances warrant, ZiLOG may allocate production and deliveries of the Products among various customers and/or distributors in such manner as ZiLOG may determine, in its sole discretion. ZiLOG shall use commercially reasonable efforts to provide Distributor with notice of any such delays or circumstances promptly upon becoming aware of the same.

         (b) Title and risk of loss or damage to the Products will pass to Distributor at the time of delivery of the shipment to the carrier at Anchorage, Alaska or such other place within the continental United States as ZiLOG may designate to Distributor in writing. Distributor will give ZiLOG timely notice in designating a carrier, and any such designation will not affect the foregoing passage of title and risks or Distributor's responsibility for payment of transportation charges. It is the responsibility of the Distributor to note any discrepancies (missing or damaged cartons, broken seals, etc.) on carrier's waybill at the time of receipt.

         (c) ZiLOG may drop ship Products to the customer of Distributor at the request of Distributor. Distributor will be responsible for such drop shipments in the same manner as though the shipment had been made directly to Distributor.

         (d) If ZiLOG ships Product against an order that was cancelled validly by Distributor in accordance with Section 6 above, ZiLOG shall assume the risk of loss for such Product during shipment. Distributor shall use reasonable best efforts to recover any such shipments and return same to ZiLOG. All shipping and freight costs for any Product shipped by ZiLOG as set forth in this Section 7(d) shall be borne by ZiLOG.

         (e) All costs related to the shipment of Product to Distributor including, without limitation, costs of insurance, transportation and freight, shall be paid by, and be the exclusive liability of, Distributor.

8.  WARRANTY

         (a) ZiLOG warrants to Distributor that, for one (1) year from the date of shipment from Distributor to its customer or one (1) year from the date of drop shipment by ZiLOG to Distributor's customer, that Products are free from defects in material and workmanship, and conform to the published Customer Product Specifications (CPS) or Product Specifications applicable to the particular Product at the time of production. Notwithstanding the foregoing, however, ZiLOG makes no warranty for any software which it may deliver to Distributor, nor does it make any warranty on any part or product not manufactured or produced by ZiLOG, and any such software or non-manufactured parts are provided strictly in an "AS-IS" condition, without any representation or warranty whatsoever, unless such documentation accompanying such software and/or non-manufactured parts provided otherwise. The express warranties for Products provided in this subparagraph (a), subject to all limitations set forth elsewhere in this Agreement, including, without limitation, the limitations set forth in this Section 8 and in Section 19(b) shall inure to the benefit of Distributor's customers; provided, however, that Distributor shall facilitate any warranty claims which may be made by customers hereunder.

         (b) Except as otherwise stated herein, ZiLOG will either repair, replace or issue a credit for the purchase price of any defective Products, provided: (1) ZiLOG is notified promptly on discovery of the asserted defect or manifestation thereof, but not later than a period of time equal to ZiLOG's warranty period applicable to the allegedly defective Products, as specified in subparagraph (a), above; and (2) ZiLOG verifies the asserted defect.

         (c) No warranty shall apply to experimental, developmental, pre-production, sample, "fallout" (i.e., out of specification, with notice) or promotional Products. The warranty for Non-Standard Products will be that, if any, expressly set forth in ZiLOG's sales order acknowledgement of Distributor's purchase order for the Non-Standard Product.

         (d) Products which are allegedly defective, must, in all cases, be returned by Distributor in accordance with the provisions of
         Section 10.

         (e) The warranties stated herein will be ineffective:

                  (i) where the Products which Distributor alleges are defective have been repaired or altered by anyone other than the personnel or authorized representatives of ZiLOG, unless such repair or alteration was effected pursuant to the prior written approval of ZiLOG, or

                  (ii) where testing and examination by ZiLOG reveals the alleged defect to have been caused by misuse, neglect, improper installation or any other cause beyond the range of intended use of the Products, or by accident, fire or other hazard.

         (f) Distributor or Distributor's customer retains sole responsibility for all software, information or memory data stored on or integrated with any of the Non-Standard Product returned to ZiLOG under this warranty.

         (g) ZiLOG MAKES NO OTHER WARRANTIES AND DISTRIBUTOR ACCEPTS THE FOREGOING IN LIEU OF ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY OF NONINFRINGEMENT. ZiLOG's WARRANTIES WILL NOT BE ENLARGED BY ANY REPRESENTATIONS, DESCRIPTION, ADVICE, SAMPLES, MODELS OR OTHERWISE.

         (h) SUBJECT TO THE TERMS OF SECTION 19(C), DISTRIBUTOR, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, ACKNOWLEDGES AND AGREES THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY DEFECTIVE PRODUCT SHALL BE THE REPAIR, REPLACEMENT OR CREDIT OF THE PURCHASE PRICE ASSOCIATED WITH SUCH DEFECTIVE PRODUCT, AND DISTRIBUTOR HEREBY WAIVES ANY AND ALL CLAIMS, LIABILITIES, DAMAGES AND CAUSES OF ACTION, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE, AGAINST ZiLOG ON ACCOUNT OF ANY SUCH DEFECTIVE PRODUCT. DISTRIBUTOR ACKNOWLEDGES AND AGREES THAT THE REMEDIES PROVIDED HEREIN ARE EXCLUSIVE, AND THAT DISTRIBUTOR SHALL HAVE NO OTHER REMEDIES, WHETHER AT LAW OR IN EQUITY. DISTRIBUTOR SHALL INCLUDE IN ITS STANDARD TERMS AND CONDITIONS A CLAUSE OR CLAUSES WHICH SEEK TO LIMIT CUSTOMER'S REMEDIES TO REPAIR, REPLACEMENT OR CREDIT OF THE PURCHASE PRICE ASSOCIATED WITH SUCH DEFECTIVE PRODUCT.

(i)      Infringement Claims:

                  (1) Notwithstanding the other provisions of this Section 8 to the contrary, but subject to the limitations contained in this Section 8 and in Section 19(b), below, ZiLOG agrees, at its own expense, to indemnify, defend and hold harmless Distributor from and against any claim, suit or proceeding (collectively, an "Infringement Claim"), and to pay all judgments and costs finally awarded against Distributor by reason of any Infringement Claim insofar as it is based upon an allegation that the Products or any part thereof furnished by ZiLOG infringe any patent or copyright in any of the Territories but only if (a) ZiLOG is given reasonable written notice of such Infringement Claim in writing, (b) Distributor allows ZiLOG, at its option, to control, or participate in, (in whole or in part), any defense or settlement of any such Infringement Claim; and (c) Distributor fully cooperates with ZiLOG in the defense or settlement of any such Infringement Claim, including providing ZiLOG with any information that it may request. In case such Products, or any part thereof, are held in such suit to constitute infringement and the use of such Products or any part is enjoined, ZiLOG shall, at is sole discretion and at its own expense:

                           (A) procure for Distributor the right to continue to resell the Products or part;

                           (B) replace or modify the same so that it become non-infringing; or,


                           (C) remove such Products or part thereof and, upon return of the Product or part held in Distributor's inventory, grant Distributor a credit for the price paid by Distributor for such Product or part held in Distributor's inventory.

                  The items listed herein, subject to the limitations set forth in this Section 8 and in Section 19(b), below, constitute ZiLOG's sole and exclusive obligations for any Infringement Claim, and constitutes the sole and exclusive remedies of Distributor for any such Infringement Claim.

                  (2) Distributor shall have the right to employ separate counsel in any Infringement Claim and to participate in the defense thereof , but the fees and expenses of Distributor's counsel shall not be borne by ZiLOG. ZiLOG shall not be liable to indemnify Distributor for any settlement effected without ZiLOG's consent.

                  (3) The indemnification set forth in Section 8(i)(1), above, shall not apply and Distributor shall indemnify ZiLOG and hold it harmless from all liability, claim, damage or expense (including, without limitation, costs of suit and attorneys' fees) if the infringement is alleged to arise from or is otherwise based upon ZiLOG's compliance with particular requirements of Distributor that differ from ZiLOG's standard specifications for the Products, or the infringement is alleged to arise from modifications or alterations of the Products other than by ZiLOG or designated representative of ZiLOG, or the infringement arises from a combination of the Products with other items not furnished or manufactured by ZiLOG.

                  (4) The foregoing indemnities are personal to Distributor, and do not apply to any customer of Distributor or any other third party other than Distributor.

                  (5) Subject to Section 19, the foregoing, as limited under this Section 8, states the entire liability of ZiLOG for Infringement Claims.


9.  PRICING

         (a) Pricing for Standard Products for purchase by distributors are published by ZiLOG in one or more price books (each being termed a "Distributor Price Book"), which are issued periodically. Distributor is entitled to use this pricing for orders of all Standard Products from ZiLOG or Distributor may purchase Products from ZiLOG at market prices as negotiated between the parties. ZiLOG reserves the right to change prices for Standard Products upon at least thirty (30) days prior notice to Distributor. Notification of changed pricing shall be via a new price list or addendum to the Distributor Price Book.

         (b) In the event of a reduction in the price of Standard Products sold hereunder, ZiLOG will issue a price protection form to Distributor listing the affected Products, their old and new prices. On the effective date of such price change, representatives of ZiLOG may audit the physical inventory of selected locations to check the accuracy of the physical inventory of the affected Standard Products and complete the price protection form, which if not completed by ZiLOG, will be completed by Distributor, setting forth the credit due the Distributor which shall be equal to the difference between the old price previously paid to ZiLOG by Distributor, less any prior price protection or other credits granted by ZiLOG, and the new price for the Product multiplied by the quantity of each such Product which was acquired directly from ZiLOG in Distributor's inventories. In determining the price previously paid to ZiLOG by Distributor, a first-in first-out inventory system will be presumed, with the price of the latest shipments applying to the on-hand inventory first. This price protection provision shall not apply to any Code X Products or Non-Standard Products. As of the date of the price decrease, the current backlog for the affected Product(s) will be changed to reflect the new (lower) pricing.

         (c) Distributor will not be eligible for price protection credit if Distributor fails to return the price protection claim within forty-five (45) days from the date of the price change. ZiLOG shall have the right to conduct a physical inventory at any or all locations for which price protection is requested. Price protection will only apply to Standard Products procured directly from ZiLOG by the Distributor. Price Protection is not available as a cash refund; it applies only as a credit to monies due on account or future purchase orders unless this agreement is terminated. In that case, payment will be issued if necessary.

         (d) In the event of a price increase of Standard Products purchased pursuant to pricing in the Distributor Price Book prior to the effective date of a price increase, Distributor may order Products before the price increase takes effect at the prior (i.e. lower) price. Furthermore, all Products ordered by Distributor and acknowledged by ZiLOG, prior to notification of a price increase are exempt from the increase and will be shipped and invoiced at the price in effect at the time of order placement. This section shall not apply to Product purchased at market prices as negotiated between the parties.

10.  RETURN AND RETURN MATERIAL AUTHORIZATION (RMA) PROCEDURE

         (a) If Distributor wishes to return any defective Products covered under the warranty provisions hereof to ZiLOG, Distributor must first contact the sales office of ZiLOG or a ZiLOG sales representative. At ZiLOG's discretion and dependent upon problems involved, ZiLOG may dispatch a representative to Distributor or Distributor's customer to examine the Products and remove samples for testing by ZiLOG, or may require Distributor or Distributor's customer to send ZiLOG a representative sample for testing by ZiLOG. If ZiLOG determines that the Products are, in fact, defective, and are covered by the warranty provisions contained herein, then ZiLOG will issue an RMA number to Distributor. On receipt of an RMA number, Distributor may return the applicable Products to the ZiLOG facility indicated on the RMA within thirty
         (30) days from the issuance date of such RMA. ZiLOG will assume the risk of loss or damages to authorized returns after receipt of the Products at ZiLOG's plant.

         (b) Except for returns of defective Products which will be returned at ZiLOG's cost, Distributor will prepay return freight, and clearly label each container with the RMA number. Unauthorized or nonconforming returns will be reshipped to Distributor at Distributor's cost.

         (c)All returned Products are subject to inspection and test by ZiLOG. If such inspection and test establishes to ZiLOG's reasonable satisfaction that the Product is defective and the Product is covered under the warranty provisions contained herein, then credit, repair or replacement will be given for the returned Products provided the same are in acceptable containers, have not been misused or altered in any manner from the original form and design, and are otherwise covered under the warranty provisions contained herein. If ZiLOG determines that the Products meet specification or have been misused or altered as specified above, ZiLOG shall reship the Products to Distributor, with all shipping charges being paid or reimbursed by Distributor. The parts count of ZiLOG shall prevail to resolve any dispute on returned shipment quantities absent manifest error. In the event of a dispute between the Distributor and ZiLOG as to the existence of a quality related reason or as to quantities of a returned shipment, the Distributor will be given an opportunity to verify ZiLOG's determination, but absent manifest error, ZiLOG's determination shall prevail.

11.  INVENTORY AND STOCK ADJUSTMENT

         (a) Distributor shall exercise reasonable efforts to maintain a sufficient inventory of the Products so that customer demands will be satisfied without undue delay. In this respect, Distributor shall maintain a minimum aggregate inventory at mutually agreed upon quantities.

         (b) ZiLOG will give Distributor written notice of the discontinuance or change in status to Code X of any of its Standard Products. Within sixty (60) days of receipt of such notice, Distributor shall notify ZiLOG in writing of its inventories of such formerly Standard Products - now Discontinued Products or Code X Products. Thereafter, ZiLOG will issue an RMA to Distributor authorizing the return of the newly classified Discontinued Products or Code X Products to ZiLOG that were originally purchased by Distributor directly from ZiLOG and that ZiLOG and Distributor mutually agree may be returned. Provided that Distributor has complied with all the requirements set forth in subparagraph (d) below and the newly classified Discontinued or Code X Product is returned to ZiLOG within thirty (30) days after issuance of an RMA, newly classified Discontinued Products or Code X Products returned for credit, will be credited at either the current Price or at the original purchase price paid by Distributor, less any price reduction credits received by Distributor, whichever is less. In determining the original purchase price paid by Distributor, a first in first out inventory valuation system shall be used. Any RMA issued pursuant to this subparagraph shall be and become null and void if Distributor fails to return the subject newly classified Discontinued Products or Code X Products within said thirty (30) day period.

         (c) ZiLOG will allow Distributor to return for exchange a stock rotation of Standard Products which Distributor acquired directly from ZiLOG. No stock rotation will be provided for Code X Products or Non-Standard Products. Prior written authorization must be provided by ZiLOG and issuance of a Distributor Stock Rotation Form must be obtained from ZiLOG in each instance that Distributor wishes to effect an exchange of Standard Products. Within forty-five (45) calendar days following each period of six (6) consecutive months during the Term, Distributor may return to ZiLOG, for credit, a quantity of Products the value of ten percent (10%) of the net sales dollars invoiced by ZiLOG to Distributor for all Products purchased by Distributor during the previous six
         (6) month period. Code X Products and Non-Standard Products will be excluded from any calculation of net dollar amount, as they are not eligible for return. All DSR returns must be preceded or accompanied by a purchase order equal to or greater in value than the returned Standard Product. The purchase order may be applied to orders previously submitted by Distributor which have not yet been finalized. Delivery must be requested within the same month as the RMA is issued.

         (d) Distributor may, during the thirty (30) day period following the completion of the first twelve(12) months of this Agreement, return for credit up to one hundred percent (100%) of the first stocking order submitted by Distributor hereunder. In addition, Distributor may, after the twelve (12) month period following the introduction of a new product, and within thirty (30) days after the expiration of such twelve (12) month period, return for credit up to one hundred percent (100%) of the first new product stocking order. Returns under this Section 11(d) shall be subject to all terms and conditions set forth in Section 11(c), above (save and except that no offsetting orders shall be required of Distributor); provided, however, that such returns will not be counted as "stock rotation" for purposes of computing the quantity of Products otherwise returnable by Distributor under Section 11(c), above. Distributor shall have no right to return any of the Products specified hereunder after the expiration of the thirty
         (30) day period in which Distributor has the right to return a Product specified herein.

         (e) The following shall apply to all returns:

                  (i) To be sent to the facility specified by ZiLOG at the risk and expense (freight prepaid) of Distributor;

                  (ii) To be in acceptable containers, smallest original factory sealed packaging and to be in re-salable condition as determined by ZiLOG;

                  (iii) No returns accepted for a return value of the Products of less than $100.00 per return;

                  (iv) Products discontinued by ZiLOG may be returned for credit. Discontinued Products must be returned within thirty (30) days of date Distributor is notified by ZiLOG of discontinuance or in conformance with Return Material Authorization.

12.      DISTRIBUTOR DESIGN WIN REGISTRATION PROGRAM

         ZiLOG provides a design registration program, whereby distributors may be eligible for special pricing based upon their ability to secure design-ins at their customers for certain Products, upon such terms and conditions as ZiLOG shall determine from time to time and as communicated to Distributor.

13.  TERM AND TERMINATION

         (a) This Agreement shall continue in full force and effect from the Effective Date until terminated by:

                  (i) Either Party, without cause, provided at least thirty
                  (30) days' prior written notice to such effect is given to the other Party; provided, however, that ZiLOG may not terminate this Agreement pursuant to this Section 13(a)(i) without cause during the first eighteen (18) months following the Effective Date; or

                  (ii) Either Party, if one of the Parties shall fail to perform any of the covenants of this Agreement which it has an obligation to perform, and such breach or alleged breach is not cured, and/or substantial activity proving due diligence in curing the breach is not undertaken within the applicable cure period specified in Section 18, below; or

                  (iii) Either Party, if any proceeding in bankruptcy, insolvency or other law for the relief of debtors, including the appointment of any receiver or trustee or assignment for the benefit of creditors, shall be instituted by or against either Party.

         (a) Both ZiLOG and Distributor have considered the possibility of expenditures necessary in preparing for performance of this Agreement and the possible losses and damage incident to each in the event of termination, and it is understood that neither Party shall be liable to the other for damages in any form by reason of termination of this Agreement at any time, even though, for example, ZiLOG or any other distributor may thereafter complete a transaction initiated by Distributor.

         (c) At the effective date of termination of this Agreement the following shall occur:

                  (i) ZiLOG may, at its option, cancel any or all unfilled purchase orders with delivery scheduled beyond three (3) months of the effective date of the termination.

                  (ii) Distributor shall discontinue immediately all activities as a ZiLOG Distributor including, without limitation, all advertising or reference to the Products, save already printed catalogs or for selling Products remaining in inventory or which are shipped by ZiLOG following termination hereof;

                  (iii) In the event that ZiLOG terminates this Agreement with or without cause, ZiLOG will repurchase from Distributor any or all unsold Standard Products purchased from ZiLOG in Distributor's inventory at the price paid by Distributor after deduction of all price protection credits or other credits issued by ZiLOG granted in
                  Section 9 of this Agreement or otherwise, using a first in first out inventory valuation system.

                  (iv) In the event Distributor terminates this Agreement with or without cause, ZiLOG shall be obligated to, repurchase from Distributor on or before the first year anniversary of such termination (the "Anniversary Date") any or all unsold Standard Products purchased from ZiLOG in Distributor's inventory at the same price as set forth in subparagraph (c) (iii), above, using a first in first out inventory valuation system. Such repurchases may be done in whole or in part throughout the period between the termination date and the Anniversary Date. Until ZiLOG repurchases such unsold Standard Products, Distributor shall retain custody and ownership of any such Standard Products.

                  (v) Unless otherwise agreed to in writing, ZiLOG will have no obligation to repurchase Non-Standard Products or Code X Products from Distributor.

14.   INDUSTRIAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION

         (a) Distributor agrees that the Industrial Property Rights to the Products and all Trademarks are and shall remain the sole property of ZiLOG. The use by Distributor of any Industrial Property Rights and Trademarks (including, but not limited to, any trademark, trade name or copyrighted material) is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization shall cease.

         (b)Distributor acknowledges that all information included in the Technical Data and any other information unique to ZiLOG's business operation which is disclosed or revealed to Distributor in connection with the performance of this Agreement other than the information included in customer literature prepared by ZiLOG ("Confidential Information"), is confidential and of substantial value to ZiLOG, which value would be impaired if such information were disclosed to third parties. Confidential Information includes, but is not limited to, communications or data in any form including, without limitation, oral, written, graphic or electromagnetic form, which contain any information related to ZiLOG and/or its products and/or its business including, without limitation, processes, patents, patent applications, technology, know-how, techniques, improvements, inventions, business plans and strategies, marketing plans, product plans, trade secrets, customer lists, supplier lists, transaction methods and relationships between ZiLOG and other entities, clients, financial records or information, phone numbers, addresses, security records and methods, formulas, development and marketing methods, designs, design practices, product or material sources and relationships, potential customers and listings, employee information, contractor information, any information learned by Distributor in the process of examining any information supplied by ZiLOG, and any other information of any nature and in any form disclosed to Distributor by ZiLOG or learned by Distributor, which relates to or is useful in ZiLOG's current or anticipated future business operations, but does not include any information which Distributor had in its possession through lawful means prior to disclosure by ZiLOG, and any information which is or becomes publicly known through no action or inaction of Distributor. Confidential Information shall include all such information, whether disclosed to Distributor prior to or subsequent to Distributor's execution of this Agreement. Distributor will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information of ZiLOG. Distributor will take every reasonable precaution to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own confidential business information, but in no event less than a reasonable level of protection. Distributor will not publish any technical description of the Products beyond the descriptions published by ZiLOG. In the event of termination of this Agreement, the obligations of Distributor hereunder shall survive such termination and there shall be no use or disclosure by Distributor of any Confidential Information of ZiLOG until such time as the Confidential Information enters the public domain through no act or omission of Distributor.

         (c) ZiLOG agrees that the Distributor Confidential Information and all trademarks belonging to Distributor are and shall remain the sole property of Distributor. ZiLOG is permitted to use any Distributor Confidential Information internally only (including ZiLOG's agents) for purposes of paying commissions to sales representatives, studying markets and demand information, determining potential new product development, and determining Distributor's compliance with the terms and conditions of this Agreement. ZiLOG agrees to keep any Distributor Confidential Information confidential, and agrees to protect such information to the same degree as it protects its own trade secrets. The Distributor Confidential Information in any point of sale reports shall not be used by any of ZiLOG's personnel, agents or by any other authorized distributors of ZiLOG to the detriment or damage of Distributor or Distributor's sales of any Products to any of its customers. The obligation to maintain the confidentiality of the Distributor Confidential Information and the restrictions on use of the Distributor Confidential Information shall survive for a period of two (2) years following the termination of this Agreement, after which ZiLOG shall have the full right to use Distributor Confidential Information for any purpose.

15.  TRADEMARKS

         (a) ZiLOG authorizes Distributor to use the Trademarks in the Territory during the term of this Agreement for the sole purpose of the sale and distribution of Products. Distributor acquires no right to the Trademarks by its use and may only use Trademarks for the duration of this Agreement and to the extent specified herein. Distributor will not adopt or use either during the term of this Agreement or thereafter any trademark, trade name, slogan, label or logo similar to the Trademarks. Distributor will not use or display the Trademarks in any manner which states or implies that the relationship between Distributor and ZiLOG is anything but a Distributor relationship. ZiLOG may, in its sole discretion, modify, amend, alter or revoke Distributor's rights to use any Trademarks, and Distributor agrees to comply with all rules and regulations regarding the use of Trademarks as ZiLOG may, from time to time, set forth in its Distributor Policies.

         (b) Distributor will not, without ZiLOG's prior written consent, remove, alter or modify the identification numbers, date codes, labels, or Trademarks on the Products.

         (c) Distributor recognizes that the Trademarks, whether or not registered, are valid and the exclusive property of ZiLOG, and Distributor's right to use the Trademarks arises only out of this Agreement. Distributor shall do nothing which might impair the validity or dilute the distinctiveness of the Trademarks or the goodwill attached thereto and symbolized thereby and Distributor will cooperate fully with ZiLOG in protecting the Trademarks including executing and filing whatever documents and performing whatever actions are considered necessary or desirable by ZiLOG for maintenance and protection of the Trademarks.

16.  COMPLIANCE WITH LAWS

         (a) The Parties hereto shall comply in all material respects with all applicable laws and governmental rules and regulations. Each Party acknowledges that neither Party is expected or authorized to take any action in the name of or on behalf of the other which would violate any such laws, rules or regulations.

         (b) The Parties hereto agree that all financial settlements, reports, and billings rendered will, in reasonable detail, accurately and fairly reflect in all material respects the facts about all activities and transactions handled.

         (c) The Parties hereto shall at all times during the term of this Agreement use reasonable efforts to ensure that no action is taken by such Party, its agents and subcontractors, which reasonably could or might result in or give rise to the existence of conditions prejudicial to or in conflict with the best interest of the other Party. In particular, but without limiting the generality of the foregoing, each Party shall take or cause to be taken all necessary and proper precautions to prevent each Party's agents, employees and subcontractors from receiving or making, providing or offering to any person who could or might be in a position to influence the decisions hereunder of the other Party with respect to the Agreement, any substantial gift, entertainment, payment, loan or other consideration.

17.  EXPORT CONTROL REGULATIONS

         (a) All sales of the Products to Distributor shall be subject to the pertinent laws, rules and regulations including, without limitation, as the Export Administration Regulations of the United States, the Tax Reform Act and the laws of the Territory. This Agreement is specifically subject to all applicable federal and state laws and regulations relating to restrictive trade practices or boycotts. In no event shall either Party be bound by any terms and conditions that contravene such pertinent laws.

         (b) ZiLOG shall take all steps necessary to obtain, at ZiLOG's expense, all required licenses from the United States Office of Export Administration and/or other authorities to permit the exportation of Products to Distributor's place of business. Any further licenses required for Distributor to export any Products to its customers shall be obtained by Distributor at its sole cost and expense. Each Party represents and warrants that it will fully comply with any and all import, export and other laws of any governmental agency having jurisdiction over import and/or export of Products by such Party, and each Party agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, causes of action, damages, fines, penalties, costs and expenses (including, without limitation, attorneys' fees) which may be incurred by the other as a result of such Party's failing to comply with all import and export laws applicable to such Party's sale of Products.

         (c) ALL ORDERS ISSUED PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE OBTAINING OF THE SAID LICENSES.

         (d) Distributor agrees that the Products and documentation will not be used, sold, leased, disclosed, re-exported, or otherwise dealt with in violation of the licenses and applicable regulations. Distributor acknowledges its awareness of the regulations and the requirements to obtain approval from the U.S. Government for re-export.

         (e) If Distributor wishes to receive Products as a consignee under ZiLOG's distribution license Distributor acknowledges the requirement to have an Export Compliance Program, subject to review by ZiLOG and the U.S. Government.

18.  DEFAULT

         (a) ZiLOG shall not be in default of this Agreement unless Distributor has given ZiLOG written notice of its default, and ZiLOG has not, within thirty (30) days of its receipt of Distributor's notice of default, cured such default or, if the nature of the default is such that it cannot be reasonably cured within a thirty (30) day period, has commenced curing such default within such thirty (30) day period and diligently prosecutes curing such default to completion. In the event of a default by ZiLOG, then, in no event shall ZiLOG be liable for an amount greater than the purchase price paid by Distributor to ZiLOG for any Product purchased by Distributor which is the subject of ZiLOG's default, or, if the default does not involve Product which has been shipped to Distributor, then Distributor's sole and exclusive remedy shall be to terminate this Agreement. Distributor hereby waives any and all other remedies it may have on account of ZiLOG's default hereunder.

         (b) Distributor shall not be in default of this Agreement unless ZiLOG has given Distributor written notice of its default, and Distributor has not, within thirty (30) days of the date of ZiLOG's notice, cured such default or, if the nature of the default is such that it cannot be reasonably cured within a thirty
         (30) day period, has commenced curing such default within such thirty (30) day period and diligently prosecutes curing such default to completion. In the event of a default by Distributor, then ZiLOG shall have all rights and remedies available to it under this Agreement, at law or in equity.

         (c) Notwithstanding the foregoing, either Party may terminate this Agreement for cause by providing written notice upon the other Party ceasing to function as a going concern, declaring bankruptcy or having a receiver appointed for it, or otherwise taking advantage of any insolvency law Each Party hereby expressly reserves, and each Party acknowledges and agrees to such reservation, any rights which either Party may have under the federal bankruptcy laws or other applicable federal, state or territorial bankruptcy, insolvency, or other similar law, as now or hereafter in effect.

19.  EXCLUSIVE REMEDIES

         (a) EXCEPT AS SET FORTH IN 8(i) AND 19(c),THE REMEDIES PROVIDED HEREIN ARE DISTRIBUTOR'S AND ZiLOG's SOLE AND EXCLUSIVE REMEDIES FOR ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT. NEITHER ZiLOG NOR DISTRIBUTOR WILL BE LIABLE FOR ANY DIRECT OR INDIRECT SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY. IN ADDITION, NEITHER ZiLOG NOR DISTRIBUTOR WILL BE LIABLE FOR LOST PROFITS OR INJURY TO GOODWILL, EVEN IF ZiLOG OR DISTRIBUTOR SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SAME.

         (b) EXCEPT AS SET FORTH IN 8(i) AND 19(c), THE MAXIMUM LIABILITY OF ZiLOG OR DISTRIBUTOR, RESPECTIVELY, AND THE MAXIMUM RECOVERY AVAILABLE TO THE OTHER FOR ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR INVOLVING PRODUCTS PURCHASED FOR RESALE WILL NOT IN THE AGGREGATE EXCEED THE PURCHASE PRICE ACTUALLY PAID FOR THE PRODUCTS BY THE EFFECTED CLIENT OF DISTRIBUTOR WHICH ARE THE SUBJECT OF THE CLAIM DURING THE TWELVE MONTH PERIOD COMMENCING AFTER THE SALE BY DISTRIBUTOR TO THE EFFECTED CLIENT.

         (c) Product Defect Claims:

                  (1) Notwithstanding the other provisions of Section 19(b) to the contrary, but subject to the limitations contained in Section 19(a), ZiLOG agrees, at its own expense, to indemnify, defend and hold harmless Distributor from and against any claim, suit or proceeding, and to pay all judgments and costs finally awarded against Distributor by reason of any claim, suit or proceeding insofar as it is based upon an alleged Product defect (collectively, a "Product Claim") but only if (a) ZiLOG is given reasonable written notice of such claim in writing, (b) Distributor allows ZiLOG, at its option, to control, or participate in, (in whole or in part), any defense or settlement of any such Product Claim; and (c) Distributor fully cooperates with ZiLOG in the defense or settlement of any such Product Claim, including providing ZiLOG with any information that it may request. In case such Products, or any part thereof, are held in such suit to be defective and for which ZiLOG is found to be responsible, ZiLOG shall, at is sole discretion and at its own expense: (A) replace or repair the defective Product; or, (B) remove such defective Products or part thereof and, upon return of the Product or part held in Distributor's inventory, grant Distributor a credit for the price paid by Distributor for such Product or part held in Distributor's inventory. The items listed herein, subject to the limitations set forth in this Section 19(c) constitute ZiLOG's sole and exclusive obligations for any alleged Product defect, and constitutes the sole and exclusive remedies of Distributor for any such Product Claim.

(2) Distributor shall have the right to employ separate counsel in any Product Claim set forth in Section 19(c)(1) and to participate in the defense thereof , but the fees and expenses of Distributor's counsel shall not be borne by ZiLOG. ZiLOG shall not be liable to indemnify Distributor for any settlement effected without ZiLOG's consent.

(3) The indemnification set forth in Section 19 (c)(1), shall not apply and Distributor shall indemnify ZiLOG and hold it harmless from all liability, claim, damage or expense (including, without limitation, costs of suit and attorneys' fees) if the Product defect or Product Claim was caused by, or in connection with, any act or omission of Distributor.

(4) The foregoing indemnities are personal to Distributor, and do not apply to any customer of Distributor or any other third party other than Distributor.

20.      CHOICE OF LAW, ARBITRATION, LIMITATIONS

         (a) This Agreement is made and entered into in the state of California, and shall be construed and the legal relationship between the Parties hereto determined in accordance with the laws of California, without giving effect to any conflict of laws principles.

         (b) With the exception of any controversy or claim involving a third party or arising out of the confidentiality and intellectual property indemnification provisions of this Agreement, the Parties agree that any other controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the then current expedited rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in San Jose, California. Each Party shall bear its own expenses for any arbitration. The arbitrator shall have no authority to award punitive damages and may not, in any event, make any ruling, finding or award that does not conform to the plain reading of the terms and conditions of this Agreement.

          (c) Debits from Distributor will not be accepted on such items as alleged short shipment, proof of delivery or pricing issues more than six (6) months from the date of shipment of Product. Such claims will be null and void after six (6) months from the date of shipment. This provision shall not take precedence over more restrictive provisions including but not limited to Sections 9
         (c), 11 (b) and 11(d) (vi).

21.  NOTICES

Any notice, report, request or demand required or permitted by this Agreement shall be given personally; by facsimile transmission with confirmation; by registered or certified mail; return receipt requested; or by overnight delivery, addressed to the other Party at their principal business address set forth below and shall be considered delivered upon actual receipt.:

         IF NOTICE TO ZiLOG:

                  ZiLOG, INC.
                  532 Race Street
                  San Jose, CA  95126
                  Attention:  Vice President, WW Distribution

and, if such notice relates to a breach of this Agreement by ZiLOG or termination by Distributor, then a copy shall be provided to:

                  ZiLOG, INC.
                  532 Race Street
                  San Jose, CA 95126
                  Attention:  General Counsel

         IF TO DISTRIBUTOR;

                  Future Electronics, Inc.
                  237 Hymus Blvd.
                  Pointe-Claire, Quebec
                  H9R5C7
                  Attention:  Sam Abrams
                  With a copy to: General Counsel

or such other address as either Party may designate to the other by written notice so given. All such notices, requests, demands and other communications shall be deemed to be given or made when received by the named addressee.

22.  GENERAL

         (a) Setoffs. Distributor shall not be permitted to set off any debts owed by Distributor to ZiLOG without written agreement by ZiLOG confirming the proposed set off.

         (b) Waivers. Any delay or failure to enforce any right or remedy hereunder will not constitute a waiver of such right or remedy with respect to any current or subsequent default.

         (c) Assignment. This Agreement is personal to Distributor and shall not be assigned by Distributor except with the prior written consent of ZiLOG, which consent may be granted or withheld in ZiLOG's sole discretion. Any assignment without such consent shall give ZiLOG the right to declare this Agreement null and void, without thereby relieving Distributor of any debt owed to ZiLOG hereunder. A material change in ownership of Distributor shall be deemed to be an attempted assignment. ZiLOG may assign this Agreement to a successor in interest. Permitted assignments shall, among other things, require that the assignee assume all of the rights, duties and liabilities of the assignor as of the date of assignment.

         (d) Modifications. No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be effective unless in writing signed by the Parties.

         (e) No License. No rights to manufacture, duplicate or otherwise copy or reproduce the Products (including software supplied with such Products) are granted by this Agreement. Further, no licenses are granted or implied by this Agreement under any rights, except the right to sell the Products. ZiLOG reserves the right to license any company, within or without the Territory, to manufacture any Products. Such licensing agreements may grant sale and distribution rights to the licensee within and/or without the Territory.

         (f) Severability. If any provision of this Agreement proves to be or becomes invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to make such provision valid and enforceable; if such provision may not be so saved, it shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

         (g) Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and merges and integrates herein all substantive discussions and communications on which agreement had been reached between the Parties up to the date hereof. This Agreement supersedes all prior agreements, understanding, communications and courses of dealing between the Parties, except that neither Party shall be relieved thereby from payment of any invoice or rightful claim, under a prior written agreement, which was outstanding and unpaid on the date hereof.

         (h) Neutral construction. The Parties hereto agree that this Agreement will be interpreted neutrally, and that it should not be construed for or against any Party deemed to be the drafter thereof.

23.  Cooperative Advertising

         To assist Distributor in advertising and promoting the Products, ZiLOG and Distributor shall agree from time to time a reasonable budget for such activities.


         IN WITNESS WHEREOF, each of the Parties has signed this Agreement on the date first set forth above.

ZiLOG, INC.                                  FUTURE ELECTRONICS, INC.

By: /s/                                      By: /s/
   ------------------------------            -------------------------------

Printed Name:                                Printed Name:
              -------------------                          -----------------
Title:                                       Title:
       --------------------------                   ------------------------




                                 EXHIBIT A



TERRITORY:

The Territory(ies) appointed shall be: Exclusive - North America. Non-Exclusive - Rest of World.